UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-A

 ______________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

______________________

Salisbury Bancorp, Inc.

(Exact name of registrant as specified in its charter)

______________________

Connecticut (State of other jurisdiction of incorporation)	06-1514263 (I.R.S. Employer Identification No.)

5 Bissell Street, Lakeville, Connecticut (Address of principal executive offices)	06039 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.10 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:__________________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Salisbury Bancorp, Inc., a Connecticut corporation (the “Company”), is filing this Form 8-A in connection with its listing of shares of its Common Stock, $.10 par value (the “Common Shares”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on the NASDAQ Capital Market of The NASDAQ Stock Market LLC, commencing on December 26, 2012. The Company is voluntarily delisting the Common Shares from the NYSE Amex as of the close of business on December 24, 2012.

The following is a description of the Company’s Common Stock and certain provisions of its Certificate of Incorporation and Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of the Company’s Certificate of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission (the “SEC”).

General

Under the Company’s Certificate of Incorporation, as amended, the Company has authority to issue up to 3,000,000 shares of its Common Stock, par value $.10 per share.

Outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Voting Rights

Holders of shares of the Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of shares of the Common Stock do not have cumulative voting rights.

Dividend Rights

Holders of shares of the Common Stock are entitled to dividends when and as declared by the Company’s board of directors out of any funds legally available for the payment of dividends.

Holders of the Company’s outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) have (and other series of preferred shares outstanding in the future may have) a priority over holders of shares of the Common Stock with respect to dividends. A description of the terms of the Series B Preferred Stock, including such priority with respect to dividends, is incorporated by reference from the Company’s Current Report on Form 8-K, filed with the SEC on August 25, 2011.

Liquidation and Dissolution

In the event of the liquidation, dissolution and winding up of the Company, the holders of the Common Stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of the Series B Preferred Stock and any other series of preferred shares of the Company that may be issued from time to time.

Other Rights

Holders of the Common Stock have no preferential or preemptive rights with respect to any securities of the Company and there are no conversion rights or redemption or sinking fund provisions applicable to the Common Stock.

Certain Change in Control Provisions

Certain provisions included in the Company’s Certificate of Incorporation and Bylaws, as well as certain provisions of the Connecticut Business Corporation Law and federal law, may discourage, delay or prevent potential acquisitions of control of the Company, particularly when attempted in a transaction that is not negotiated directly with, and approved by, the Company’s board of directors, despite possible benefits to our shareholders. These provisions are more fully set forth in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Item 2. Exhibits.

None

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	Salisbury Bancorp, Inc.

Date:	December 26, 2012

By:	/s/ B. Ian McMahon
B. Ian McMahon, Chief Financial Officer